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EXHIBIT 99B.5
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CONSOLIDATED BALANCE SHEETS                                 U S WEST, Inc.
(UNAUDITED)
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                                               September 30,  December 31,
In millions                                             1994          1993
- - --------------------------------------------   ----------------------------
ASSETS
Current assets:
 Cash and cash equivalents                              $298          $128
 Accounts and notes receivable                         1,755         1,570
 Inventories and supplies                                242           193
 Prepaid and other                                       589           609
                                               ----------------------------
    Total current assets                               2,884         2,500
                                               ----------------------------

Property, plant and equipment - net                   13,495        13,232
Investment in Time Warner Entertainment                2,536         2,552
Net assets of discontinued operations *                  328           554
Other assets                                           2,145         1,842
                                               ----------------------------
    Total assets                                     $21,388       $20,680
                                               ============================
LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
 Short-term debt                                      $2,026        $1,776
 Accounts payable                                        791           977
 Current portion of restructuring charges                389           456
 Other                                                 1,945         1,772
                                               ----------------------------
    Total current liabilities                          5,151         4,981
                                               ----------------------------

Long-term debt                                         5,225         5,423
Postretirement and other postemployment
 benefit obligations                                   2,472         2,699
Deferred taxes, credits and other                      1,765         1,716

Preferred stock subject to mandatory
 redemption                                               51           -

Common shareowners' equity:
 Common shares                                         7,568         6,996
 Retained earnings (deficit)                            (628)         (892)
 LESOP guarantee                                        (216)         (243)
                                               ----------------------------
  Total common shareowners' equity                     6,724         5,861
                                               ----------------------------
    Total liabilities and shareowners' equity        $21,388       $20,680
                                               ============================

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[FN]

* All assets and liabilities associated with discontinued operations are presented in the line item "Net assets of discontinued operations".